Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Tidewater Annual Stockholders' Meeting

Event Date/Time: Jul 22, 2010 / 07:00PM GMT

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President, CEO

Anthony Gervasio

Damon B. Bankston - Chief Engineer

Jeff Platt

Tidewater - EVP, COO

Quinn Fanning

Tidewater - EVP, CFO

PRESENTATION

Dean Taylor - Tidewater - Chairman, President, CEO

Good morning. I’m Dean Taylor, Chairman, President and CEO of Tidewater Incorporated. It’s my pleasure to welcome all of you to the Company’s 54th annual meeting of shareholders. I will serve as Chairman of the meeting, and Clay Cambre, Corporate Counsel and Assistant Secretary, will act as secretary of the meeting.

I call your attention to the agenda and rules of conduct that were prepared for the meeting. We will first take care of the formal business of the meeting and then report to you on the Company’s operations for our fiscal year 2010.

We will respond to all stockholder inquiries and comments. But during the formal business of the meeting, we ask that you direct any questions or comments to the particular item of business under discussion. If you have questions or comments not directly related to any of the formal matters under discussion, please save them for the informal question-and-answer period following the business portion of the meeting.

Before proceeding to the business of the meeting, I would like to make some introductions. Eight of our current Directors, including myself, are present for this morning’s meeting. And each is a nominee for reelection as a Director.

They and - if you would not mind, please stand as you are introduced -- are; Jay Allison, President and Chief Executive Officer and Chairman of Comstock Resources, Incorporated; Jim Day, Retired Chairman and former CEO and President of Noble Corporation, current Director of ONEOK, Inc. and EOG Resources, Inc. and current Trustee of The Samuel Roberts Noble Foundation; Richard du Moulin, President of Intrepid Shipping, former Chairman and CEO of Marine Transport Corporation, Director of Teekay Tankers and Globe Wireless; Wayne Leonard, Chief Executive Officer and Chairman of Entergy Corporation; Richard Pattarozzi, former Vice President of Shell Oil Company E&P, former President and Chief Executive Officer of Shell Deepwater Development, Incorporated, and Shell Deepwater Production, Incorporated, current Non-Executive Chairman of the Board of Stone Energy, Incorporated, current Director of Global Industries Limited and FMC Technologies; Cindy Taylor, President, Chief Executive Officer and Director of Oil States International, Incorporated; Jack Thompson, Management Consultant, former Vice Chairman of Barrick Gold Corporation, former Chairman and Chief Executive Officer of Homestake Mining Corporation, current Director of Century Aluminum Company.

Also present today is Mr. Morris Foster, who has been nominated for election as Director at this meeting. Mr. Foster is the former Vice President of Exxon Mobil Corporation, President of Exxon Mobil Production Company and Vice President of Exxon Mobil Development Company. He’s the current Chairman of Stagecoach Mill Creek Resort and current Chairman of the Board of Regents of Texas A&M University.

Unable to attend today’s meeting due to schedule conflicts are three of our current Directors who are also nominees for reelection; John Madonna, former Chairman, President and Chief Operating Officer of DigitalThink, Incorporated, former President and Chief Executive Officer of Carlson Wagonlit Travel, former Vice Chairman of Travelers Group, former Chairman and Chief Executive Officer of KPMG, Director of AT&T Corporation and

Freeport-McMoran Copper & Gold, Incorporated; Mr. Joseph Netherland, retired Chairman and Chief Executive Officer of FMC Technologies, current Director of FMC Technologies, Newfield Exploration Company and Spectra Energy; and Mr. Nick Sutton, Chairman and Chief Executive Officer of Resolute Natural Resources Company and affiliated entities, Founder and former Chairman and Chief Executive Officer of HS Resources, Incorporated and former Director of Kerr-McGee Corporation.

I will now introduce the Company’s officers and ask each to rise as they are introduced; Jeff Platt, Executive Vice President and Chief Operations Officer; Quinn Fanning, Executive Vice President and Chief Financial Officer; Stephen Dick, Executive Vice President; Joe Bennett, Executive Vice President and Chief Investor Relations Officer; Bruce Lundstrom, Executive Vice President, General Counsel and Secretary; Gerry Kehoe, Senior Vice President; William Brown, Vice President; Craig Demarest, Vice President, Principal Accounting Officer and Controller; Kevin Carr, Vice President, Taxation; Matt Mancheski, Vice President, Chief Information Officer and Chief Strategic Planning Officer; Debbie Willingham, Vice President and Chief Human Resources Officer.

In attendance at today’s meeting is Tim Poche of Deloitte and Touche, the Company’s independent registered public accounting firm. Tim, you’ve already stood, so I don’t need to ask you to do so. Should any stockholder desire to address any inquiries to Tim relating to the financial position of the corporation, he will be happy to respond during the question-and-answer session that follows the business portion of this meeting.

Tidewater has a very active audit committee, all of the members of which are outside Directors. Eight meetings of this very important committee were held during this past year. We have with us today Mr. Rich Pattarozzi, our lead Director, who is currently serving on the audit committee and will be pleased to respond to any questions that you may have during the question-and-answer portion of this meeting.

We’ll now proceed with the formal agenda of the meeting. This meeting is being held pursuant to notice mailed on June 17, 2010, to each shareholder of record on May 22, 2010. All documents related to the call and notice of the meeting will be filed with the records of this meeting.

I’ve been informed that immediately prior to the commencement of the meeting holders of 45,726,212 shares of the Company’s voting stock were present in person or in proxy. This is approximately 88.17% of the outstanding voting stock of the Company. I declare a quorum present at the meeting. On behalf of the Board of Directors of the Company, we express our appreciation to all shareholders who return their proxies.

Before proceeding with the meeting, I would like to describe the voting procedure. If any shareholder present has already submitted a valid proxy, it is not necessary to vote by ballot. Those of you who requested ballots so that you could vote individually, we provided them when you entered the meeting. If anyone needs a proxy card or a ballot, please raise your hand and one will be delivered to you.

The first matter to be acted upon is the election of 12 Directors to serve for a term of one year. The nominees are M. Jay Allison, James C. Day, Richard T. du Moulin, Morris C. Foster, J. Wayne Leonard, John, C. Madonna, Joseph H. Netherland -- can you still hear me -- Richard A. Pattarozzi, Nicholas Sutton, Cindy B. Taylor, Jack E. Thompson and myself, Dean Taylor.

Information about all nominees is in the Proxy Statement. The Company has not received timely notice of any other nominations by a shareholder as required under the bylaws. Therefore, I declare the nominations closed. If there are no questions, I will proceed with the next item of business.

The next order of business is to ratify the selection of Deloitte and Touche, LLP as the independent registered public accounting firm for the corporation and its subsidiaries for the fiscal year ending March 31, 2011. The selection of Deloitte and Touche as the Company’s independent registered public accounting firm for fiscal 2011 has been submitted for ratification at this meeting. If there are no questions, I will now proceed to the next item of business.

At this time, if anyone had not turned in his proxy card or ballot, please raise your hand and an usher will come to collect them. I’ll now declare the polls closed. Before I proceed with the next item of business, I’d like to make a few other introductions that I didn’t make earlier on. We have with us today our former Chairman and Chief Executive Officer, Mr. John Laborde, who was Chairman of our Company for 38 years. John, would you please stand?

We also have his right-hand man for many of those years, after whom a vessel that has performed some very fine work in the Gulf of Mexico. His name is Mr. Damon D. Bankston. Damon, would you stand, please? We also have our former General Counsel and Corporate Secretary, Mr. Victor Koock? And Mr. Richard Currence, who was the former president of Tidewater Marine. Thank you very much.

At Tidewater, we try to start everything that we do with attention to safety. This meeting is no exception. I’d like to take a moment to highlight the heroic efforts of some of Tidewater’s finest, exemplifying in no uncertain terms the importance of training, preparedness and leadership. We will now show a short video that publicly aired on NBC’s Dateline on Friday, June the 4th. We would like to thank NBC for including this segment in their Dateline program.

For those of you watching the delayed feed of this presentation, the video will not be visible.

The purpose of this award is to recognize an individual or a team that has done one or more of the following; performed heroic acts in a time of crisis; significantly and positively impacted Tidewater’s business; significantly contributed to our customers’ success or relationships; had a breakthrough idea or contribution resulting in increased revenue, better customer service, increased safety or more effective operations; went above and beyond all normal duties and responsibilities to achieve greatness.

I’m pleased to announce that the winner of the inaugural Tidewater Chairman’s Award is the crew of the Damon B. Bankston on April 20, 2010, for their uncommon and heroic rescue of the survivors of the blowout and fire that occurred aboard the drilling vessel, the Deepwater Horizon.

The crew of the Damon Bankston, or at least most that is here with us today, and receiving the award on their behalf is Captain Alwin J. Landry. Captain Landry? Please stand by as --. Crew members in addition to Captain Landry are, and please come forward; Norma G. Logsdon, Captain -- Norma, congratulations; Paul Erickson, Third Mate -- there you go, Paul; Gary LeBlanc, Chief Engineer; Anthony Gervasio, Chief Engineer. Anthony really dresses up nice. There you go, Anthony.

Anthony Gervasio - Damon B. Bankston - Chief Engineer

Thank you.

Dean Taylor - Tidewater - Chairman, President, CEO

Billy Marsh, Q-Med -- there you go, Billy, congratulations; Louis Longlois, Q-Med -- there you go, Louis, congratulations; John Logan, able seaman -- there you go, John; Jonathan Escala, able seaman -- there you go, Jon, congratulations; and the guy who kept all these guys fed, plus 115 survivors, Kenneth Bounds, Cook -- there you go, Kenneth.

The crewmen who are not present today but who nevertheless participated in the rescue and will be receiving awards are; Jeffrey Malcolm, Third Mate; Germone Vaughn, able seaman; and Elton Johnson, able seaman. Why don’t we take one quick picture with everybody, and then we’ll move on.

Congratulations to all of you. Thank you very much. Okay, sure. Now I ask that Jeff Platt and Quinn Fanning -- and Quinn Fanning, excuse me -- to report on the operational and financial state of the corporation. Jeff?

Jeff Platt - Tidewater - EVP, COO

Can everybody hear me? Okay. Thank you very much, Dean. This is our Safe Harbor Statement to satisfy just the lawyers past that. As Dean said, we always start Tidewater meetings with a quick look at safety. And really, there’s no introduction better than what we just witnessed with the Damon B. Bankston crew on the rescue of the Deepwater Horizon.

This is a visual that we use with our employees to just represent and kind of visualize that operating safely offshore is like holding a snake by its head. It’s a task that you can’t turn loose or not be attentive to just for a split second because you can get yourself into a very serious and tragic situation potentially.

Again, I believe the Deepwater Horizon really shows the potential for hazards in our industry. It also shows, I think, the tremendous operating skill and the safety of the Tidewater crew on the Bankston. In looking quickly at Tidewater’s safety record versus some other very notable companies in our industry and noted for their safety, this is a draft of the total recordable incident rates, which are based on 200,000 manhours worked, so as companies of various sizes to compare that and index each other.

As you can see, Tidewater is the orange rectangle to the left. Going back to calendar year 2002 to 2009, it’s a downward trend in the number of the actual incident rates. Again, as you can see, it’s compared to some other very notable companies that are known for their safety record. Tidewater has done quite well. A special note, for this fiscal year, we had zero lost-time accidents in the fiscal year. Going back, our last lost-time accident dates back to August 12, 2008. So we’re coming up on the two-year anniversary.

Just to put some parameters on that, that’s over 700 days worked worldwide since our last lost-time accident, representing over 70 million man hours since that accident. Again, as I said, this is the first time in Tidewater history that we accomplished this over a fiscal year. Of course, our goal is to make it two in a row, and we’re working on that as we speak.

In looking at where we have investment deployed worldwide, and this is, again, as of March 31, the African region, West Africa, with about 131 ships, 45% of our fleet is our largest business segment. Latin, Central and South American, we have 69 ships deployed there, representing about 23% of the Tidewater fleet; in the Far East, 42, with about 14% of the fleet.

In Europe and Middle East, 32 vessels; it’s about 11% of the fleet. Then in the domestic North American market, we have 20 ships working, about 7% of the fleet there. When you look at it and wrap it up, in 2010, about 93% of our work is international. If you roll that back to 2000, just for some numbers to look at, we’re about 62%. So, again, we follow the businesses migrating international, and we continue to do so.

International strength for Tidewater; we think this brings for us, first off, what Tidewater brings to the industry and to our clients is a global footprint. We’ve been international for 50 plus years. And I will say that almost every place that we work, where a Tidewater vessel works, there’s shore staff support.

We typically don’t operate through brokers or other agents. If there’s a Tidewater people on the ground representing Tidewater there to help our clients meet their needs. And again, when you look at it, there’s no real number two to Tidewater. We have an unmatched scale of scope of operations on a worldwide basis.

International market opportunities; we still think, looking forward, there’s still -- the growth potential is there internationally. Typically, these contracts are longer in term, resulting in better utilization and overall higher day rates. So, again, having our portfolio weighted to the international side we think is a tremendous advantage for Tidewater.

Again, when you look at who we work for, NOCs and IOCs, if you take a look at how that mix sort of breaks out, the super major is about 41% of our revenue, NOC is another 24% and all other is about 35%. All in all, our top ten customers, six were super majors, three NOCs and one larger independent; and that accounted for about 63% of our revenue in fiscal year ‘10.

Taking a look at asset counts, vessel counts; and this is a chart that had taken out the smaller utility boats, crew boats. This is OSVs made up of anchor handlers and PSV, which is really our core business. You see Tidewater, which is the orange rectangle, coming in around 276 ships. We’ve got some competitors laid out there. And as you can see, with a factor of over 2.5 to one, Tidewater is by far and away the largest provider of OSVs worldwide.

While we’re looking at the fleet, let’s take a look at the new builds and the new equipment in the fleet. Currently, today, and this includes the vessels that were under construction, we’ve got about 221 new ships, 80 anchor handlers, 74 PSVs, another 67 crews and tugs. All of this fleet, about 170 of these had less or about a five-year average at the end of March 31, 2010.

In the fiscal year, we took the liberty of 28 new vessels. Predominantly, those were made up of PSVs and anchor handlers. There were several smaller crew boats and two tugs in that. But, overall, that 28 represents, again, mostly PSVs and anchor handlers.

And again, this was as of March 31. Since that, we’ve made an announcement, or a release. We’ve taken an additional delivery of seven vessels in the current June quarter that we’re in right now. So we’re very much in the middle of taking delivery of lots new equipment.

When you look at what’s under construction, this is as of March 31, we have 36 vessels under construction, again, predominantly, mostly anchor handlers and PSVs, a couple crew and tugs, a total of 36. I just want to again point out this was a snapshot as of March 31. I think we’ll be adding to this, and there will be some information coming up with our next financial analyst call that’s coming up here in a couple of weeks. And with that, I’ll turn it over to Quinn Fanning to talk about the financial side of the house.

Quinn Fanning - Tidewater - EVP, CFO

Thank you, Jeff. Good morning. When we were together last year, we were still dealing with the twin storms of a global recession and the financial crisis. I thought I’d begin my remarks today with an assessment of the current operating environment as we see it.

Despite the many challenges that remain in the market and those that we’ve dealt with in the last few years, we believe that the current operating environment is quite constructive and that the longer-term fundamentals of our business are quite positive.

Of the global economy, no question, in our minds at least, it’s stabilizing. It is probably also fair to say, just looking at the news day in and day out, that a recovery will probably be slow. It will probably be choppy as well.

Credit markets, which were a big issue as we spoke last year, seem quite healthy from our perspective despite some troubles in the European markets that started with Greece. But from our perspective, there’s ready access to reasonably priced capital.

Commodity prices are likewise constructive. From our perspective and most others that follow the business, they do support our customers’ projects and higher spending year over year. Barclays is estimating 12% year-over-year growth in E&P spending, the vast majority of which will be outside of the United States where we focus.

The offshore rig count; certainly, despite the many challenges of the last few years and until the Deepwater Horizon incident, the global deepwater market remained quite resilient though jackup market certainly pulled back a bit.

Excluding the Gulf of Mexico, at this point we see the trough kind of converting into somewhat of a recovery phase. It is true, also, though, that we continue to rebalance our fleet. That’s what the market requires. We’re doing that with a quite deliberate purpose at this point.

As Tidewater thinks about how we approach and face these markets, we think we’re bringing a couple of things to the table. First and foremost is a history of earnings growth and solid through-cycle returns. We think we’re very well-positioned to optimize an expected upturn in the market. I’m not entirely clear when that will take place. But we believe it is, as I mentioned, in recovery phase now and headed in the right direction.

We do have the world’s largest fleet, as Jeff mentioned. We have a global operating footprint. We have a very high-quality customer base and a very strong financial profile, which we believe provides us with significant strategic optionality.

A couple quick snapshots of financial results and our current financial positions; we did release on a pre-announcement basis yesterday results for the first quarter of 2011. We will comment on that more fully on our earnings call, which is scheduled for August 5.

If you look at the fiscal year relative to fiscal 2009, our revenue is down about 16% year over year. Adjusted earnings per share were down about 30%. Earnings obviously reflect a significant deterioration in the market environment in fiscal 2010.

From management’s perspective, at least, we’ve accomplished a number of very important things during the challenging period. In addition to strong safety results, which Jeff mentioned, the Company was successful in controlling both its operating costs and capital costs.

We also believe that we did a very good job in prosecuting our fleet renewal program during this soft market. We believe this will position us, as I mentioned, for the potential upturn in the global offshore supply vessel business.

The last few years here on the bottom of the chart, I’d also like to point out that our investments remained reasonably significant during the soft period, and it’s largely been financed through cash flow from operations. If we look at the financial profile as of 03/31/10, I would like to highlight that we believe we’re continuing to maintain a very conservative financial profile both in regards to leverage and liquidity.

We remain committed to maintaining an investment-grade credit profile, which we believe provides us with, number one, the ability to weather these downturns in the industry, which inevitably come, and also provides us with the financial flexibility to opportunistically add to the fleet in the manner we believe adds to shareholder value.

In particular, our financial profile has allowed us to add to the fleet, and we expect that we’ll be continuing to do that over the coming quarters. We remain ready, willing and able to pursue opportunities that are presented to us.

Here, I thought I’d provide you with a little bit of historical perspective. The orange bars here provide you with a ten- or 11-year snapshot of revenue. The blue line gives you a snapshot of cash operating margins, or gross margins.

The overlaid chart here highlights for you what amounts to about a 30% compound annual growth rate during a five-year period in the revenue generated from our new fleet. Importantly, these vessels generated pretty consistently about 10 or 11 percentage points higher than cash operating margins of the legacy fleet.

I would also note for you that during the fourth fiscal quarter the new fleet generated about 76% of vessel revenue and about 88% of our gross margin. So I will highlight for you that in addition to the expected market recovery that we talked about, growth in earnings and revenue will come from these vessels and our additions thereto.

If we turn to earnings per share and returns on our quite conservatively leveraged capital base, we can see over this period of time the progression has been quite positive, at 30% compound annual growth rate in earnings, including a reversal in the market in fiscal 2010. At the bottom of the chart, you’ll also see returns on equity. Really leading up to the 2010 period, we were consistently in the mid to high teens.

And for fiscal 2010, on a return on invested capital basis, we’re at about our estimated cost of capital, which certainly is not a result that we’re happy with on any long-term basis. But I would point out that this is a quite positive result when compared to prior industry downturns and also our peer results during this and other periods.

Here, we’ll try to highlight for you what we’ve been doing with the capital that’s been entrusted to us. The green on the chart is our capital program at $3.1 billion, $2.8 billion of which has been invested in the “quote/unquote” new fleet.

The red that you see there on the tops of these bars is the dividend that we pay on an annual basis, which has been growing the last couple of years. Then the light blue is capital we’ve returned to shareholders via share repurchases.

The other thing I’ll highlight for you, which is the orange line that overlays here, is our cash flow from operations. The things I’d like to highlight for you is, number one, the vast majority of our investment program, which is discretionary spending, has come from internally generated funds. And the balance has come from after-tax proceeds from disposition of older assets.

So, as I pointed out earlier, the business has been self-financing, though on a go-forward basis, we are prepared to use our financial capacity to assertively grow the new fleet and position us for the market upturn.

Looking at total shareholder returns, you can see, over this period of time, Tidewater handily outperformed the S&P 500 and the Dow Jones. When compared to the broader oil field services index, we certainly performed, in our views, quite admirably and with a significantly smaller amount of volatility, which most people would equate to risk.

As we look at relative financial profile, essentially this is Tidewater compared to key peers around the world. It’s Group Bourbon, GulfMark, Hornbeck and SEACOR. A couple things I’d highlight for you is we have the largest, or at least tied for first, in terms of largest equity base in a global business. We’re, as you see in the chart that would be your right, we’re certainly the most conservatively financed. As I mentioned earlier, we think this unused financial capacity gives a significant amount of strategic optionality.

If you look on a relative valuation basis, and wrapping it up, we believe that we have the market-leading franchise in our business. We believe that we are well-positioned for the upturn that we expect. We also believe that Tidewater, certainly when you compare to our peers, and in our view on an absolute basis as well, has a compelling value proposition when you look at dollars of earnings capacity relative to the cost of a share of Tidewater.

The other thing I would highlight from a dividend perspective, we are at or above the entirety of the industry. I would also highlight that of the US peers, we are the only one that pays a dividend, which remains one of the highest in the oil field services sector.

Here is our ownership base, as reported in the Thomson Reuters, the point I’d highlight here is that, like management, we believe the vast majority of our owners, certainly when you exclude index investors, are focused on value, and they’re focused on growth at reasonable price. So, like management, we believe our owners are focused on things other than momentum, and they’re focused on things, like we focus on, which is the creation of longer-term value.

I’ll finish up with a longstanding representation of the Tidewater financial strategy. Number one, our intent is to maintain the financial strength that we have consistently maintained throughout the history of the Company. As stewards of capital, we remain committed to making investments on a through-cycle basis using the disciplines of economic value added.

The point of the triangle, which is we think about every day, which is despite the fact that the seas may not always be calm, we know that you expect us to deliver financial results. And we take that as our mission. With that, I’ll turn it back to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Will the Secretary please hand me the results of the balloting? The results show that the proposal has passed by the required vote and that all Directors standing for election have been reelected by comfortable majorities.

I hereby declare that the nominees for Director have been duly elected and the that the appointment of Deloitte and Touche as independent registered public accounting firm for the corporation for fiscal 2011 has been duly ratified.

We now come to that part of the agenda providing for general questions and discussions. Anyone wishing to address the meeting should rise. After recognition by the chair, please state your name and city of residence, indicate whether you are shareholder or a proxy for a shareholder and proceed with your question or comment.

With there being no questions or comments, this brings us to the conclusion of our meeting. I’d like to express our appreciation and my appreciation to all of you attending today, including our employees, our shareholders, our customers, our suppliers, our advisors, our friends. I thank you for your cooperation, support and friendship. This meeting is now adjourned. Thank you very much.

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